Exhibit 10.14

English Summary of Rental Agreement, dated March 27, 2006, by and between

BIG Power Centers & Vringo (Israel) Ltd.

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The total area rented is equal to approximately 340 sq. meters (this was later adjusted to 351.5 sq. meters after final measurements were taken). This includes 25% over the actual space for common spaces (lobby, bathroom, parking spaces etc.)

•	The first rental period is for 24 months from June 1, 2006 through May 31, 2008

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There are then two further options for 24 months each that will automatically renew unless Vringo indicates that it does not intend to take these options up six months prior to the end of the rental period

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The cost of the rent during the first period will be $10/ sq. meter plus VAT. This amount is to be paid in New Israeli Shekels (NIS) according to the NIS-USD exchange rate of March 27, 2006. The amount is also linked to the Consumer Price Index as published by the Israeli Central Bureau of Statistics on March 15, 2006.

•	The cost of the rent during the second rental period will be $10.35/ sq. meter

•	The cost of the rent during the third period will be $10.72/ sq. meter

•	BIG will reimburse the Company for $50/ sq. meter for all expenses incurred in the renovation of the offices (Received in October 2006)